EXHIBIT 16.1


                                April 9, 2002


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Westerbeke Corporation ("Westerbeke") and, under the date of December 7, 2001, we reported on the consolidated financial statements of Westerbeke and subsidiary as of and for the years ended October 27, 2001 and October 21, 2000. On April 2, 2002, our appointment as principal accountants was terminated. We have read Westerbeke's statements included under Item 4 of its Form 8-K filed April 9, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with Westerbeke's statements that the decisions to dismiss KPMG LLP and to hire Sansiveri, Kimball & McNamee, L.L.P. were approved by the Board of Directors and that Westerbeke did not consult with Sansiveri, Kimball & McNamee, L.L.P. on any accounting, auditing or financial reporting issue prior to their engagement.

                                       Very truly yours,

                                       /s/ KPMG LLP

                                        KPMG LLP





434591.1
20735-0999


434591.1
20735-0999